Exhibit 99.1

BLUEHIVE Inc.

SUBSCRIPTION AGREEMENT

Name of Purchaser:

Address:

City

State / Province / Region:

ZIP / Postal Code:

Country:

Telephone:

Email:

Date:

Number of Shares Purchased:_______ X $_______ = $ __________

Signature of Purchaser ______________________

*PLEASE MAKE CHECK PAYABLE TO:

BLUEHIVE Inc.

The foregoing Subscription is accepted for and on behalf of BLUEHIVE Inc.:

By:	Date:

Tariq Nawaz, Director

1.0 PURCHASE AND SALE OF SHARES

The Purchaser subscribes for and agrees to purchase common shares (the "Shares") of BLUEHIVE Inc., a Nevada corporation (the "Company") at a price of US$0.01 per share to be recorded in the name of the Purchaser at the address set out above. Payment for the Shares is attached in the form of a check payable to BLUEHIVE Inc..

2.0 REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS OF THE PURCHASER

The Purchaser acknowledges, represents and warrants as of the date of this Agreement that:

2.1 No person has made to the Purchaser any written or oral representations:

(a) that any person will resell or repurchase the Shares;

(b) that any person will refund the purchase price of the Shares; or

(c) as to the future price or value of the Shares.

2.2 The Purchaser acknowledges that no information furnished by the Company constitutes investment, accounting, legal or tax advice. The Purchaser is relying solely upon itself and its professional advisors, if any, for such advice.

2.3 The Purchaser has the legal capacity and competence to enter into and execute this agreement and to take all actions required hereunder.

2.4 The representations, warranties and acknowledgements of the Purchaser contained in this Section will survive the closing of this Agreement.

3.0 REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS OF THE COMPANY

The Company acknowledges, represents and warrants as of the date of this Agreement that:

3.1 It is a valid and subsisting corporation duly incorporated and is in good standing under the laws of the jurisdictions in which it is incorporated.

3.2 The Shares, when issued, will be fully paid and non-assessable shares of the Company and will be issued free and clear of all liens, charges and encumbrances of any kind whatsoever, subject only to the re-sale restrictions under applicable securities laws.

4.0 CLOSING

The Company will confirm whether or not the Agreement is acceptable,whereupon the Company will deliver to the Purchaser a signed copy of this Agreement, and within one month shall deliver a certificate representing the Shares, registered in the name of the Purchaser.

5.0 WITHDRAWAL OF SUBSCRIPTION

The Purchaser has a Two Day Cancellation Right and can cancel this agreement by sending notice to the Company by midnight on the 2nd business day after you sign this agreement.

6.0 MISCELLANEOUS

6.1 Except as expressly provided in this Agreement, this Agreement contains the entire agreement between the parties with respect to the Shares and there are no other terms, conditions, representations or warranties whether expressed, implied, or written by statute, by common law, by the Company, by the Purchaser or by anyone else.

6.2 The parties to this Agreement may amend this Agreement only in writing and with the consent of each of the parties hereto.

6.3 This Agreement shall ensure to the benefit of and shall be binding upon the parties to this Agreement and their respective successors and permitted assigns.